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Media: Tara Carraro 203-352-8625

WWE® Reports 2014 Third Quarter Results
Exceeds Earnings Expectations and Raises 2014 Outlook

STAMFORD, Conn., October 30, 2014 - WWE (NYSE:WWE) today announced financial results for its third quarter ended September 30, 2014. For the quarter, the Company reported a Net loss of $5.9 million, or $0.08 per share, compared to Net income of $2.4 million, or $0.03 per share, in the third quarter last year. Excluding items affecting comparability, Adjusted OIBDA was $5.1 million and Adjusted Net loss was $0.6 million, or $0.01 per share in the current year quarter, compared to Adjusted OIBDA of $16.7 million and adjusted Net income of $7.0 million, or $0.09 per share, in the prior year quarter.

“During the quarter, we delivered stronger financial performance than anticipated and surpassed our guidance while making significant progress on the execution of our WWE Network strategy,” stated Vince McMahon, Chairman and Chief Executive Officer. “To capitalize on the substantial opportunity created by WWE Network, it’s time to remove all the barriers to those that want WWE. We are excited to introduce a new simplified price plan at $9.99 per month, and like Netflix with no commitment/cancel anytime. This reflects our belief in the broad appeal of WWE Network content. Additionally, we continue to develop the international platform for WWE Network and plan to make the network available in the U.K. on an OTT basis in November. WWE Network continues to be the single greatest opportunity to transform WWE’s business model and we remain optimistic about our potential to drive long-term growth.”

“As we expanded WWE Network to 731,000 subscribers, our Adjusted OIBDA of $5.1 million surpassed our guidance, which indicated an Adjusted OIBDA loss ranging from $10 million to $15 million with an average of 723,000 subscribers. Given our performance in the quarter, we have improved our 2014 Adjusted OIBDA outlook ranges by approximately $15 million to $20 million,” added George Barrios, Chief Strategy & Financial Officer.  “Key metrics continued to show strength. Raw and SmackDown TV ratings increased 2% and 3%, respectively. WWE’s social media presence has increased 71% to over 420 million followers. In addition, revenue from the Company’s seven new key television agreements is expected to increase from approximately $130 million in 2014 to approximately $235 million in 2018, providing over $100 million of revenue growth subject to counterparty risks.”

WWE Network Update: Third Quarter Highlights

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Network segment revenues increased 68% from the prior year quarter and 26% on a year-to-date basis, reflecting the launch of WWE Network. Viewership of WWE Network's most compelling content increased as evidenced by the Night of Champions in September. Domestic transactions related to that event, as measured by a combination of network subscribers and pay-per-view buys, were nearly 9 times the event’s 85,000 domestic pay-per-view buys in the prior year quarter.

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WWE Network added 31,000 subscribers in the quarter, representing a 4% increase from June 30, and reached 731,000 subscribers at quarter-end. Subscriber growth reflected the acquisition of 286,000 subscribers, which was 71% above the gross subscriber additions in the period between April 7 (the day after WrestleMania) and June 30 (WWE Network added 182,000 gross subscribers during the April 1- April 6 period, which included WrestleMania). Through September 30, WWE Network had attracted approximately 971,000 unique subscribers with 75% of these subscribers active as of that date.

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The U.S. version of WWE Network was made available in more than 170 countries and territories beginning August 12. Between that date and September 30, WWE Network acquired approximately 30,000 international subscribers, representing 10% of gross additions. Additionally, on August 12, the Company introduced a $12.99 (cancel at any time) plan, which reached 23,000 subscribers at quarter end.

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Viewer data continues to indicate that, on average, close to 90% of subscribers access WWE Network at least once per week and 99% access WWE Network at least once per month. Driving that engagement is WWE Network’s compelling live and new original content. Notably, the Company’s SummerSlam event, which aired live on WWE Network, ranked 1st on Nielsen’s Twitter TV Ratings[1], achieving the largest social media presence of any series or special during the week of August 11, beating every program in this Nielsen category on U.S. cable and broadcast networks.

WWE Network Update: Future Plans

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New Simplified Price Plan: Beginning November 1, the Company will introduce a new simplified price plan at $9.99 per month with no commitment (cancel at any time). Current subscribers will benefit from this new simplified plan as they are migrated to this new plan beginning in December. The new pricing structure reflects management’s belief in the broad appeal of WWE Network content and is comparable to that of other subscription-based content platforms including Netflix and Hulu Plus. Additionally, all new subscribers who register for the network in November will receive the month of November for free, including the opportunity to watch Survivor Series live on Sunday, November 23rd.

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WWE Network to be available in the U.K.: The Company continues to develop the international platform for WWE Network and plans to make the U.S. version of WWE Network available in the U.K. on an over-the-top basis in November.

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New Content / Product Features: New content recently added to the network includes WWE Rivalries. The original series, which provides a documentary-style look at some of the greatest moments in WWE history, debuted on October 27. In addition to providing new live and original content, the network has increased access to the Company’s comprehensive video-on-demand library to more than 2,500 hours from more than 1,500 hours at launch. Also enhancing subscribers’ viewing experience, the Company plans to roll out new "resume play" and “watch list” features across WWE Network media platforms by the end of December.

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Limited advertising: WWE Network began including a limited amount of advertising on October 13 with Pepsi, Mattel, K-Mart, Take-Two Interactive, and Pure Talk USA as the network’s initial sponsors. The Company’s advertising strategy anticipates no commercial breaks during scheduled programming, limited advertising between shows, and occasional advertising before the network’s video-on-demand content.

(1) Nielsen’s Twitter TV Ratings rank programs by their unique audience on Twitter, i.e. the total number of Twitter accounts that accrue impressions ascribed to a related program episode.
2014 and 2015 Business Outlook
Compared to its previous Business Outlook (released July 31), the Company has improved its 2014 Adjusted OIBDA outlook by approximately $15 million to $20 million on an adjusted basis at all WWE Network subscriber levels. The improvement reflects the significant cost savings achieved to date.
The rate of WWE Network subscriber adoption is a critical determinant of the Company’s projected future financial performance. The table below outlines ranges of potential Company performance at different subscriber levels in both 2014 and 2015 (Reconciliation of Operating Income to Adjusted OIBDA can be found in the Supplemental Information included in this release).
The 2015 Adjusted OIBDA outlook is consistent with guidance previously provided.

Total Company - Adjusted OIBDA ($ in millions) (1)

Average Subscribers(2)	Q4 2014E	Average Subscribers(2)(3)	2014E	Average Subscribers(2)	2015E
500	$(13)-(8)	500	$(31)-(26)	500	$(10)-10
575	$(12)-(7)	575	$(23)-(18)	1,000	$45-65
650	$(10)-(5)	650	$(16)-(11)	1,500	$100-120
825	$(5)-0	825	$3-8	2,000	$155-175
1,000	$0-5	1,000	$21-26	2,500	$210-230

(1) Adjusted OIBDA ranges for each period correspond to the average subscribers shown for each period.
(2) Average subscribers shown in thousands.
(3) Average subscribers shown for 2014 represent the average level of subscribers over the 12 months of 2014. WWE Network launched in the U.S. on February 24, 2014. The average level of subscribers over the 3-month and 9-month periods through September 30, 2014 were approximately 723,000 and 515,000, respectively.
Long-Term Growth
The strengthening of WWE’s content distribution agreements is one of the Company’s primary long-term growth drivers, which also include the development of a global WWE Network, the monetization of the Company’s digital and social media presence, and the cultivation of international business opportunities.
In the third quarter 2014, WWE finalized television distribution agreements in the U.S., India, Canada, Mexico and UAE. With the completion of these agreements as well as agreements previously completed in the U.K. and Thailand, management has greater clarity about the timing and magnitude of TV rights revenue through 2018.
Final terms of these agreements indicate a higher rate of growth from a slightly lower 2014/2015 base. The average annual value (AAV) of the Company’s new content agreements is consistent with prior disclosures. While management now anticipates lower television revenue in 2015 than in previous disclosures, the Company's overall 2015 OIBDA guidance remains unchanged.
The Company's seven key television agreements (as referenced above) account for television revenue that is expected to increase from approximately $130 million in 2014 to approximately $235 million in 2018. As such, over the period from 2014 to 2018, these key television deals provide over $100 million of revenue growth subject to counterparty risk.
Basis of Presentation
During the first quarter of 2014, the Company launched WWE Network, which changed the way that certain content is delivered to our customers. In conjunction with this change, management reevaluated the way it manages and reports the business. The launch of WWE Network coupled with the continued convergence within the media landscape has resulted in a change in the Company’s management reporting to its chief operating decision maker. These changes necessitated a change in the Company’s segment reporting to align with management’s operational view. The Company now classifies its operations into ten reportable segments, which include the following:  Network (which includes our pay-per-view business), Television, Home Entertainment and Digital Media, individual segments that comprise the Media Division; Live Events; Licensing, Venue Merchandise, WWEShop, individual segments that comprise the Consumer Products Division; WWE Studios and Corporate and Other.
Comparability of Results
In the current year quarter, the Company recorded a one-time pre-tax restructuring charge of $4.2 million comprised of severance and other costs ($2.1 million recorded in Corporate and Other Expenses, $0.3 million in Digital Media segment expense, and $1.8 million in depreciation expense) and a $4.0 million impairment of an equity investment. During the prior year quarter, the Company recorded $7.0 million in film impairment charges.

Results for the nine months ended September 30, 2014 included a $4.2 million restructuring charge, a $4.0 million impairment of an equity investment, and a $1.6 million adjustment to reduce the carrying value of the old Corporate Aircraft to its estimated fair value in conjunction with the sale of this asset, which occurred during the third quarter 2014. Results for the nine months ended September 30, 2013 include $11.7 million in film impairment charges and an approximate $3.4 million positive impact from the transition of the Company's video game to a new licensee in 2013. In order to facilitate an analysis of financial results on a comparable basis where noted, the Company's results have been adjusted to exclude these items. (See Schedule of Adjustments in Supplemental Information).

Three Months Ended September 30, 2014 - Results by Region and Business Segment
Revenues increased 6% to $120.2 million from the prior year quarter due to growth in North America. North American revenues increased 7% driven primarily by an increase in Media Division revenues as the ramp up in WWE Network subscription revenue was partially offset by lower revenue from the Company's Pay-Per-View, Television, Home Entertainment and Digital Media businesses. Revenues from outside North America were essentially flat to the prior year quarter.
The following tables reflect net revenues by region and by business segment (in millions):

	Three Months Ended
	September 30, 2014	September 30, 2013
Net Revenues By Region:
North America	$93.9	$87.4
Europe/Middle East/Africa (EMEA)	11.6	11.2
Asia Pacific (APAC)	13.7	13.7
Latin America	1.0	1.0
Total net revenues	$120.2	$113.3

	Three Months Ended
	September 30, 2014	September 30, 2013
Net Revenues by Division/Segment:
Media Division	$76.9	$72.7
Live Events	21.8	25.1
Consumer Products Division	18.5	12.6
WWE Studios	1.9	1.8
Corporate and Other	1.1	1.1
Total net revenues	$120.2	$113.3
Media Division
Revenues from the Company's Media division increased 6% to $76.9 million with growth driven by the ramp up of WWE Network. Growth from the Company's Network segment was partially offset by lower Television, Home Entertainment and Digital Media revenue as described below.

•	Network revenues, which include revenue generated by WWE Network, pay-per-view and video-on-demand, increased 68% to $26.1 million from $15.5 million in the prior year quarter.

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WWE Network generated $22.4 million in subscription revenue based on an average of 723,000 paid subscribers over the quarter. WWE Network had approximately 731,000 paid subscribers at September 30, 2014 as compared to 700,000 paid subscribers on June 30.

	Three Months Ended
	September 30, 2014	September 30, 2013
Network	$26.1	$15.5
Television	42.2	44.8
Home Entertainment	3.6	5.2
Digital Media	5.0	7.2
Total	$76.9	$72.7

The following table reflects WWE Network subscribers (in thousands):

	As of / Three Months Ended			As of / Nine Months Ended
	Sept. 30, 2014	June 30, 2014	March 31, 2014	Sept. 30, 2014
Ending paid subscribers
U.S.	703	700	495	703
International	28	0	0	28
Total paid subscribers	731	700	495	731

Average Paid Subscribers
Quarter	723	665	N/A
Year-to-date	515	406	N/A	515

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Pay-per-view contributed $3.7 million in revenue with approximately 294,000 buys for the three events produced during the quarter. On a comparable basis (excluding the impact of prior period events), pay-per-view buys declined 56% reflecting the availability of pay-per-view events on WWE Network.

The details for the number of pay-per-view buys (in thousands) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	September 30, 2014	September 30, 2013
July	Money in the Bank '13/Battleground '14	99	199
August	SummerSlam	147	296
September	Night of Champions	48	175

Prior events		(9)	91
	Total	285	761

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Television revenues decreased 6% to $42.2 million from $44.8 million in the prior year quarter as contractual increases for existing programs were more than offset by the production and monetization of five fewer episodes of Total Divas, a program that debuted in July 2013, due to timing. Additionally, the decline in television revenues reflected the timing of one fewer episode of Raw in the U.S. (due to one less Monday in the third quarter of 2014 as compared to the third quarter of 2013).

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Home Entertainment net revenues decreased to $3.6 million from $5.2 million in the prior year quarter, reflecting a 40% decline in units shipped and a decrease in the average effective price. The decline in unit shipments reflected reduced shipments of WWE's catalog titles, which are typically characterized by lower prices and profit margins than new releases. The average effective price declined 19% to $9.22 as retail pricing pressure on both new releases and catalog titles more than offset the impact of product mix. (On a year-to-date basis, average pricing has declined 6% from the prior year period.)

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Digital Media net revenues were $5.0 million compared to $7.2 million in the prior year quarter. The decline reflected lower advertising across various platforms as well as lower monetization of the Company's pay-per-view webcasts via WWE.com as these events became available on WWE Network.

Live Events
Live Event revenues decreased 13% to $21.8 million from $25.1 million in the prior year quarter primarily due to the staging of fewer events in the Company's international markets.

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The Company staged 79 events in the current quarter as compared to 76 events in the prior year quarter. There were 73 events held in North America this quarter versus 62 in the prior year quarter, and 6 events held in international markets versus 14 events in the prior year quarter.

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North American events generated revenues of $17.3 million as compared to $17.5 million in the prior year quarter. The impact of staging 11 additional events in North America was offset by a 7% decline in average attendance to 5,100 fans, a 5% decline in average ticket prices to $44.60, and a reduction in event-related sponsorship revenue.

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International live events generated revenues of $4.3 million as compared to $7.5 million in the prior year quarter. The 43% revenue decline was due to the staging of 8 fewer events in international markets. Partially offsetting this decline, average attendance increased 15% to 7,700 fans and average ticket prices increased 28% to $92.89. The changes in average ticket prices and attendance were predominantly due to changes in country mix.

Consumer Products Division
Revenues from Consumer Products businesses were $18.5 million as compared to $12.6 million in the prior year quarter, primarily due to the increases in the Company's licensing and e-commerce businesses as described below.

•	Licensing revenues were $10.0 million as compared to $5.7 million in the prior year quarter, primarily driven by a higher effective royalty rate for the Company's franchise video game.

•	Venue Merchandise revenues increased 5% to $4.2 million from $4.0 million in the prior year quarter primarily due to an increase in total attendance at the Company's North American events.

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WWEShop revenues increased 48% to $4.3 million from $2.9 million in the prior year quarter driven by a 50% increase in the volume of online merchandise orders to more than 89,900 orders globally. Orders increased primarily due to mobile shop optimization and a new distribution model utilizing Amazon U.K. The average revenue per order declined 3% to $47.59 from the prior year quarter.

WWE Studios
WWE Studios revenue increased to $1.9 million from $1.8 million in the prior year quarter, reflecting the timing of results from the Company’s portfolio of movies. Revenue recognized in the current year quarter was primarily associated with the 2013 slate of film releases. WWE Studios' movie portfolio generated a loss of $0.4 million in the quarter compared to a loss of $7.4 million in the prior year quarter, which included $7.0 million in film impairment charges. Movies released in 2014, such as Scooby Doo! WrestleMania Mystery (direct-to-DVD) and Oculus (theatrical), have shown performances that are in-line with expectations.
Corporate and Other
Corporate and Other expenses increased $7.6 million to $36.4 million from the prior year quarter. As defined, these expenses include corporate G&A expenses as well as sales, marketing, and talent development costs, which cannot be allocated to specific segments. The increase in Corporate and Other expense during the quarter included $2.1 million in severance and related restructuring charges. Excluding the impact of restructuring, the $5.5 million increase in expenses supported the expansion of the Company's international infrastructure, talent development and brand marketing.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA results declined to $2.7 million from $9.7 million in the prior year quarter. Excluding the impact of restructuring and film impairment charges, Adjusted OIBDA declined $11.6 million predominantly due to the ramp up of WWE Network and investment across WWE to support key content and brand initiatives. The ramp up of WWE Network resulted in a $5.1 million reduction in OIBDA as the growth in subscribers and subscription revenue was more than offset by the loss of pay-per-view revenue and increased programming, marketing, and customer service costs. Investment in WWE’s content and brand initiatives resulted in a $5.5 million increase in Corporate and Other expenses (as described above). Based on the increased investment, the Company’s Adjusted OIBDA margin was 4% in the current year quarter as compared to 15% in the prior year quarter.
Depreciation and Amortization
Depreciation and amortization expense totaled $7.7 million for the current year quarter as compared to $6.5 million in the prior year quarter. Depreciation and amortization expense in both the current and prior year periods derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network. The current year quarter includes a charge of $1.8 million to write down certain assets associated with the Company's gamification initiative.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded expense of $5.5 million compared to income of $0.1 million in the prior year quarter. The current year quarter included a $4.0 million impairment of an equity investment and change in realized foreign exchange losses of $0.9 million.

Effective tax rate
In the current year quarter, the effective tax rate was 44% as compared to 27% in the prior year quarter. The recognition of FIN48 releases resulted in tax benefits that increased the effective tax rate in the current year quarter and decreased the effective tax rate in the prior year quarter. The current year includes a tax benefit associated with the Company's operating loss for the quarter; the prior year was a tax provision as the Company had pre-tax income. The Company believes it will be able to utilize these benefits in future periods.
Summary Results for the Nine Months Ended September 30, 2014
Total revenues for the nine months ended September 30, 2014 were $402.1 million as compared to $389.6 million in the prior year period. Operating loss for the current year period was $39.7 million as compared to income of $18.1 million in the prior year period. Net loss was $28.5 million, or $0.38 per share, as compared to Net income of $10.7 million, or $0.14 per share, in the prior year period. OIBDA was a loss of $19.1 million for the current nine month period as compared to income of $35.9 million in the prior year period.
Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating loss was $33.9 million compared to income of $26.4 million in the prior year period, and Adjusted Net loss was $22.2 million, or $0.30 per share, compared to Net income of $16.1 million, or $0.21 per share, in the prior year period. Adjusted OIBDA was a loss of $16.7 million as compared to income of $44.2 million in the prior year period.
Nine Months Ended September 30, 2014 - Results by Region and Business Segment
Revenues increased 3% to $402.1 million primarily due to growth in North America. Revenues from North America increased 5%, or $14.7 million, driven by the growth of the Company’s Network segment. The ramp up of WWE Network subscribers and subscription revenue significantly exceeded the loss of pay-per-view revenue as pay-per-view events became available on WWE Network. Increased revenue from television distribution and higher online merchandise sales through WWEShop were more than offset by lower revenue from the licensing of the Company’s franchise video game and digital advertising. Revenues from outside North America declined 3% primarily due to the impact of staging ten fewer live events in international markets, which offset increased revenue from television distribution in international markets. There was no significant impact from changes in foreign exchange rates in the current year period.

The following tables reflect net revenues by region and by segment (in millions):

	Nine Months Ended
	September 30, 2014	September 30, 2013
Net Revenues By Region:
North America	$318.9	$304.2
Europe/Middle East/Africa	47.8	51.4
Asia Pacific	31.0	29.6
Latin America	4.4	4.4
Total net revenues	$402.1	$389.6

	Nine Months Ended
	September 30, 2014	September 30, 2013
Net Revenues By Division/Segment:
Media Division	$250.4	$231.9
Live Events	83.8	87.7
Consumer Products Division	57.7	61.9
WWE Studios	8.0	5.8
Corporate & Other	2.2	2.3
Total net revenues	$402.1	$389.6
Media Division
Revenues from the Company's Media Division increased 8% to $250.4 million primarily driven by the launch and ramp up of WWE Network subscribers and subscription revenue and, to a lesser extent, increased television revenue. Revenue growth was partially offset by lower pay-per-view (included in the Network segment) and Digital Media revenue as the Company's video content became available on WWE Network. Additionally, the decline in Digital Media revenue reflected lower advertising across various platforms.

	Nine Months Ended
	September 30, 2014	September 30, 2013
Network	$87.8	$69.7
Television	126.2	121.3
Home Entertainment	19.5	19.2
Digital Media	16.9	21.7
Total	$250.4	$231.9
Live Events
Live Event revenues were $83.8 million as compared to $87.7 million in the prior year period primarily due to lower attendance at WrestleMania (because of stadium configuration) and the staging of 10 fewer international events.

	Nine Months Ended
	September 30, 2014	September 30, 2013
Live events	$81.6	$86.1
Travel Packages	2.2	1.6
Total	$83.8	$87.7

Consumer Products Division
Revenues from Consumer Products businesses were $57.7 million for the current year period as compared to $61.9 million in the prior year period, representing a decrease of 7%. The decrease was primarily driven by the transition to a new video game partner, Take-Two Interactive, lower sales and contractual changes in the Company's video game licensing agreement. Partially offsetting this decline was increased revenue from WWEShop, which benefited from mobile shop optimization and a new distribution model in the U.K. utilizing Amazon.

	Nine Months Ended
	September 30, 2014	September 30, 2013
Licensing	$29.5	$36.4
Venue merchandise	15.7	16.0
WWEShop	12.5	9.5
Total	$57.7	$61.9
WWE Studios
WWE Studios revenue increased to $8.0 million from $5.8 million in the prior year period primarily due to the strong performance of The Call, which was released theatrically in March 2013. WWE Studios' movie portfolio generated income of $0.9 million compared to a loss of $12.8 million in the prior year quarter, which included $11.7 million in film impairment charges. Excluding the impact of prior-year film impairment charges, WWE Studios generated income of $0.9 million compared to an adjusted loss of $1.1 million.
Corporate and Other
Corporate and Other expenses increased $20.8 million to $116.2 million from the prior year period. As defined, these expenses include corporate G&A expenses as well as sales, marketing, and talent development costs, which cannot be allocated to specific segments. The increase in Corporate and Other expense during the period included $2.1 million in severance and related restructuring charges. Excluding the impact of restructuring, the $18.7 million increase supported the expansion of the Company's international infrastructure, talent development and brand marketing.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA results declined to a loss of $19.1 million as compared to income of $35.9 million in the prior year period. The OIBDA decline was primarily due to lower profits from the Network segment as WWE Network continued to develop scale, investments to support key content and brand initiatives, and a reduction in Licensing profits stemming from the transition to a new video game partner. The ramp up of WWE Network resulted in a $29.2 million reduction in Network segment OIBDA as the growth in subscribers and subscription revenue was more than offset by the loss of pay-per-view revenue and increased programming, marketing, and customer service costs. Investment in WWE’s content and brand initiatives resulted in a $20.8 million increase in Corporate and Other expenses (as described above). The reduction in licensing profits reflected contractual changes in the Company's video game licensing agreement and a benefit in the prior year period associated with the transition from THQ to Take-Two Interactive. These factors were partially offset by improved film performance. Based on the impact of increased investment and resulting changes in business mix, the Company's OIBDA margin was (5)% in the first nine months of 2014 as compared to 9% in the prior year period. Excluding the impact of film impairments, video game transition and restructuring related expenses,

Adjusted OIBDA resulted in a loss of $16.7 million in the period as compared to income of $44.2 million in the prior year period, and the Adjusted OIBDA margin was (4)% in the current period as compared to 11% in the prior year period. (See Schedules of Adjustments in Supplemental Information).
Depreciation and amortization
Depreciation and amortization expense totaled $20.6 million for the current year period as compared to $17.8 million in the prior year period. Depreciation and amortization expense in both the current and prior year periods derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network. The current year includes a charge of $1.8 million to write down certain assets associated with the Company’s gamification initiative and a charge of $1.6 million to adjust the carrying value of the old Corporate Aircraft to the estimate of its fair value, in conjunction with the sale of this asset.
Investment Income, Interest and Other Expense, Net
Investment income, interest and other expense, net yielded an expense of $6.1 million compared to an expense of $1.6 million in the prior year period. The current year period reflects an impairment of an equity investment of $4.0 million and lower investment income than the prior year period.
Effective tax rate
In the current year period, the effective tax rate was 38% as compared to 36% in the prior year period. The effective tax rate in the current year period approximates the Company's expected effective tax rate. The current year includes a tax benefit associated with the Company's operating loss. The Company believes it will be able to utilize these benefits in future periods.
Cash Flows & Liquidity
Cash flows used in operating activities were $5.2 million in the first nine months of 2014. The use of cash was driven by the Company's operating losses well as spending to produce feature films.
Purchases of property and equipment and other assets declined by $9.1 million from the prior year period.
As of September 30, 2014, the Company held $68.7 million in cash and short-term investments and currently estimates debt capacity under the Company’s revolving line of credit to be approximately $150.0 million.
In October 2014, the Company received a $50 million advance payment associated with a recently executed television distribution agreement. The payment is not included in the cash balances or cash flow (above), but will be reflected in the Company’s fourth quarter financial statements as deferred income. The advance will be recognized as revenue as earned over the term of the agreement.

Additional Information
Additional business metrics are made available to investors on a monthly basis on the corporate website - corporate.wwe.com. Note: As previously announced, WWE will host a conference call on October 30, 2014 at 11:00 a.m. ET to discuss the Company's earnings results for the third quarter of 2014. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 855-200-4993 (toll free) from the U.S. and Canada or 913-489-5104 from outside the U.S. and Canada (Conference passcode for both lines: 7938759). Please reserve a line 10-15 minutes prior to the start time of the conference call.

The earnings release and presentation to be referenced during the call will be available at ir.corporate.wwe.com. A replay of the call will be available within 24 hours after the conference call concludes and can be accessed on the Company's web site.
About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 35 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all 12 live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 170 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to entering into, maintaining and renewing key agreements, including television and pay-per-view programming and our new network distribution agreements; risks relating to the launch and operations of our new network; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory matters; risks resulting from the highly competitive and fragmented nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; the risk of accidents or injuries during our physically demanding events; risks associated with producing and traveling to and from our large live events, both domestically and internationally; risks relating to our film business; risks relating to new businesses and strategic investments; risks relating to our computer systems and online operations; risks relating to general economic conditions and our exposure to bad debt risk; risks relating to litigation; risks relating to market expectations for our financial performance; risks relating to our revolving credit facility specifically and capital markets more generally; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahon's or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net revenues	$120.2	$113.3	$402.1	$389.6

Cost of revenues	78.4	71.0	284.9	242.7
Selling, general and administrative expenses	39.1	32.6	136.3	111.0
Depreciation and amortization	7.7	6.5	20.6	17.8
Operating (loss) income	(5.0)	3.2	(39.7)	18.1
Loss on equity investment	(4.0)	—	(4.0)	—
Investment income, net	0.1	0.2	0.5	1.1
Interest expense	(0.5)	(0.4)	(1.5)	(1.3)
Other (expense) income, net	(1.1)	0.3	(1.1)	(1.4)
(Loss) income before income taxes	(10.5)	3.3	(45.8)	16.5
(Benefit from) provision for income taxes	(4.6)	0.9	(17.3)	5.8
Net (loss) income	$(5.9)	$2.4	$(28.5)	$10.7
(Loss) earnings per share:
Basic and diluted	$(0.08)	$0.03	$(0.38)	$0.14
Weighted average common shares outstanding:
Basic	75.4	75.0	75.2	74.9
Diluted	75.4	75.4	75.2	75.3
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29.6	$32.9
Short-term investments, net	39.1	76.5
Accounts receivable, net	56.7	59.6
Inventory	4.5	2.9
Deferred income tax assets	16.9	12.2
Prepaid expenses and other current assets	12.1	16.1
Total current assets	158.9	200.2
PROPERTY AND EQUIPMENT, NET	116.4	133.5
FEATURE FILM PRODUCTION ASSETS, NET	27.9	16.0
TELEVISION PRODUCTION ASSETS, NET	6.2	10.8
INVESTMENT SECURITIES	7.2	8.3
NON-CURRENT DEFERRED INCOME TAX ASSETS	14.4	—
OTHER ASSETS, NET	20.6	9.7
TOTAL ASSETS	$351.6	$378.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.3	$4.3
Accounts payable and accrued expenses	69.4	47.9
Deferred income	31.4	30.1
Total current liabilities	105.1	82.3
LONG-TERM DEBT	22.7	25.4
NON-CURRENT INCOME TAX LIABILITIES	1.7	4.9
NON-CURRENT DEFERRED INCOME	6.4	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in-capital	352.6	347.0
Accumulated other comprehensive income	3.5	3.5
Accumulated deficit	(141.1)	(85.3)
Total stockholders’ equity	215.7	265.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$351.6	$378.5

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 30, 2014	September 30, 2013
OPERATING ACTIVITIES:
Net (loss) income	$(28.5)	$10.7
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization and impairments of feature film production assets	3.2	15.5
Amortization of television production assets	19.4	4.0
Depreciation and amortization	22.0	17.8
Loss on equity investment	4.0	—
Amortization of bond premium	1.0	0.4
Amortization of debt issuance costs	0.5	1.6
Stock-based compensation	6.5	3.5
Recovery from doubtful accounts	(0.4)	(0.3)
Services provided in exchange for equity instruments	(0.4)	(0.7)
Loss on disposal of property and equipment	0.1	0.3
(Benefit from) provision for deferred income taxes	(21.8)	4.0
Other non-cash items	(0.3)	(0.1)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	3.0	(17.9)
Inventory	(1.7)	(0.8)
Prepaid expenses and other assets	1.4	(0.6)
Feature film production assets	(15.0)	(6.7)
Television production assets	(14.8)	(8.7)
Accounts payable, accrued expenses and other liabilities	8.9	(11.5)
Deferred income	7.7	1.7
Net cash (used in)/provided by operating activities	(5.2)	12.2
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(9.2)	(18.3)
Purchase of corporate aircraft and related improvements	—	(29.7)
Proceeds from sale of corporate aircraft	3.2	—
Net proceeds from infrastructure improvement incentives	2.9	—
Purchases of short-term investments	(2.5)	(24.1)
Proceeds from sales and maturities of investments	38.8	30.6
Purchase of cost method investments	(2.2)	(2.2)
Net cash provided by/(used in) investing activities	31.0	(43.7)
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	0.4	29.7
Repayment of long-term debt	(3.0)	(0.3)
Dividends paid	(27.1)	(27.0)
Debt issuance costs	(0.8)	(0.7)
Proceeds from issuance of stock	0.9	0.6
Excess tax benefits from stock-based payment arrangements	0.5	0.3
Net cash (used in)/provided by financing activities	(29.1)	2.6
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3.3)	(28.9)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32.9	66.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$29.6	$37.1
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$0.7	$1.6

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30, 2014				Three Months Ended September 30, 2013
	As Reported	Restruct. Expense	Loss on Investment	Adjusted	As Reported	Film Impairment	Adjusted
Operating (loss) income	$(5.0)	$4.2	$—	$(0.8)	$3.2	$7.0	$10.2

Investment, interest and other expense, net	(5.5)	—	4.0	(1.5)	0.1	—	0.1

(Loss) income before taxes	(10.5)	4.2	4.0	(2.3)	3.3	7.0	10.3

Benefit from (provision for) taxes	4.6	(1.5)	(1.4)	1.7	(0.9)	(2.4)	(3.3)

Net (loss) income	$(5.9)	$2.7	$2.6	$(0.6)	$2.4	$4.6	$7.0

(Loss) earnings per share	$(0.08)	$0.04	$0.03	$(0.01)	$0.03	$0.06	$0.09

Reconciliation of Operating (loss) income to OIBDA
Operating (loss) income	$(5.0)	$4.2	$—	$(0.8)	$3.2	$7.0	$10.2
Depreciation & amortization	7.7	(1.8)	—	5.9	6.5	—	6.5
OIBDA	$2.7	$2.4	$—	$5.1	$9.7	$7.0	$16.7
Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Nine Months Ended September 30, 2014					Nine Months Ended September 30, 2013
	As Reported	Restruct. Expense	Loss on Investment	Jet Adj. Value	Adjusted	As Reported	Film Impair.	V.Game Transition	Adjusted
Operating (loss) income	$(39.7)	$4.2	$—	$1.6	$(33.9)	$18.1	$11.7	$(3.4)	$26.4

Investment, interest and other expense, net	(6.1)	—	4.0	—	(2.1)	(1.6)	—	—	(1.6)

(Loss) income before taxes	(45.8)	4.2	4.0	1.6	(36.0)	16.5	11.7	(3.4)	24.8

Benefit from (provision for) taxes	17.3	(1.5)	(1.4)	(0.6)	13.8	(5.8)	(4.1)	1.2	(8.7)

Net (loss) income	$(28.5)	$2.7	$2.6	$1.0	$(22.2)	$10.7	$7.6	$(2.2)	$16.1

(Loss) earnings per share	$(0.38)	$0.04	$0.03	$0.01	$(0.30)	$0.14	$0.10	$(0.03)	$0.21

Reconciliation of Operating (loss) income to OIBDA
Operating (loss) income	$(39.7)	$4.2	$—	$1.6	$(33.9)	$18.1	$11.7	$(3.4)	$26.4
Depreciation & amortization	20.6	(1.8)	—	(1.6)	17.2	17.8	—	—	17.8
OIBDA	$(19.1)	$2.4	$—	$—	$(16.7)	$35.9	$11.7	$(3.4)	$44.2

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Reconciliation of 2014 and 2015 Business Outlook
(In millions, except per share data)
(Unaudited)

Reconciliation of Operating income to Adjusted OIBDA(1)

WWE 2014 Q4 potential performance at different subscriber Levels
Average Subscribers (000s)[2]	Operating Income[3]			Depreciation	OIBDA			Adjustments to OIBDA[3]	Adjusted OIBDA[1,3]
500	$(20)	—	$(15)	$7	$(13)	—	$(8)	$0	$(13)	—	$(8)
575	$(19)	—	$(14)	$7	$(12)	—	$(7)	$0	$(12)	—	$(7)
650	$(17)	—	$(12)	$7	$(10)	—	$(5)	$0	$(10)	—	$(5)
825	$(12)	—	$(7)	$7	$(5)	—	$0	$0	$(5)	—	$0
1,000	$(7)	—	$(2)	$7	$0	—	$5	$0	$0	—	$5

WWE 2014 potential performance at different subscriber Levels
Average Subscribers (000s)[2]	Operating Income[3]			Depreciation	OIBDA			Adjustments to OIBDA[3]	Adjusted OIBDA[1,3]
500	$(60)	—	$(55)	$27	$(33)	—	$(28)	$2	$(31)	—	$(26)
575	$(52)	—	$(47)	$27	$(25)	—	$(20)	$2	$(23)	—	$(18)
650	$(45)	—	$(40)	$27	$(18)	—	$(13)	$2	$(16)	—	$(11)
825	$(26)	—	$(21)	$27	$1	—	$6	$2	$3	—	$8
1,000	$(8)	—	$(3)	$27	$19	—	$24	$2	$21	—	$26

WWE 2015 potential performance at different subscriber Levels
Average Subscribers (000s)[2]	Operating Income			Depreciation	OIBDA			Adjustments to OIBDA	Adjusted OIBDA[1]
500	$(38)	—	$(18)	$28	$(10)	—	$10	$0	$(10)	—	$10
1,000	$17	—	$37	$28	$45	—	$65	$0	$45	—	$65
1,500	$72	—	$92	$28	$100	—	$120	$0	$100	—	$120
2,000	$127	—	$147	$28	$155	—	$175	$0	$155	—	$175
2,500	$182	—	$202	$28	$210	—	$230	$0	$210	—	$230

Non-GAAP Measures:
(1) We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

(2) Average subscribers shown for Q4 2014 represent the average subscriber over the three-month period. Average subscribers for 2014 and 2015 represent averages over a 12-month period.

(3) Operating income reflects an approximate $4 million restructuring charge in Q3 2014 including $2 million in severance that is excluded from Adjusted OIBDA (the remainder of the restructuring charge is reflected in depreciation expense above). Unknown at this time, there may be other items that would be adjusted for in the presentation above.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net cash provided by/(used in) operating activities	$(0.5)	$6.3	$(5.2)	$12.2

Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(3.0)	(5.2)	(9.2)	(18.3)

Free Cash Flow	$(3.5)	$1.1	$(14.4)	$(6.1)

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, servicing and repaying debt, and for payment of dividends.